Exhibit 10.1

DOMINION BANK LOAN NO.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) dated as of SEPTEMBER 30, 2019 (the “Closing Date”), will serve to set forth the terms of the Credit Facility (as hereinafter defined) by and between DOMINION BANK, a Texas state bank (together with its successors and assigns, “Lender”) and DAWSON GEOPHYSICAL COMPANY, a Texas corporation (“Debtor”), formerly known as TGC INDUSTRIES, INC.

RECITALS

WHEREAS, Debtor has requested that Lender extend the Credit Facility to Debtor on the terms described in this Agreement;

WHEREAS, Lender is willing to make the Credit Facility available to Debtor upon and subject to the provisions, terms and conditions set forth in the Loan Documents; and

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a)                                 “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(b)                                 “Business Day” means any day other than a Saturday, Sunday, or any other day on which the Federal Reserve Bank of Dallas, Texas, is closed.

(c)                                  “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Texas; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(d)                                 “Collateral” means:

(i)                                     The Collateral Account and Deposit (as such terms are hereinafter defined);

(ii)                                  All present and future accounts and general intangibles now owned or hereafter acquired;

(iii)                               All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information, pertaining directly or indirectly to the Collateral described in clause (ii) above, as applicable, and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral described in clause (ii) above, as applicable from third parties; and

LOAN AND SECURITY AGREEMENT

DOMINION BANK — DAWSON GEOPHYSICAL COMPANY

(iv)                              All SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing, as applicable (including without limitation, insurance payable by reason of loss or damage to the foregoing property).

(e)                                  “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(f)                                   “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

(g)                                  “Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

(h)                                 “Deposit” means, individually and collectively, each and every deposit, pledged fund or collateral account held by Lender securing all or part of the Indebtedness from time to time, including, but not limited to: that certain money market account number 20010969 (such deposit account together with any other deposit account that Debtor may subsequently establish for Lender to secure all or any part of the Indebtedness, as such may be renumbered, herein called the “Collateral Account”) in the amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) deposited with Lender (the “Revolving Line Deposit”).

(i)                                     “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

(j)                                    “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(k)                                 “Indebtedness” means (i) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, now existing or hereafter arising under the Note, this Agreement, the other Loan Documents, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all costs and expenses incurred by Lender in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i) and (ii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (iv) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), and (iii) above; provided that the Indebtedness shall not include any other Debt of Debtor to Lender.

(l)                                     “Loan Documents” means this Agreement, the Note and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans.

(m)                             “Loans” means all advances under the Credit Facility as established pursuant to the Loan Documents from time to time.

(n)                                 “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise), or prospects, of Debtor, (ii) the ability of Debtor to pay or perform the Indebtedness, (iii) any of the rights of or benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(o)                                 “Note” means, individually and collectively, any promissory note evidencing all or part of the Indebtedness from time to time, as any such Note may be amended, modified or restated from time to time (including, but not limited to: that certain PROMISSORY NOTE dated as of SEPTEMBER 30, 2019 in the principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00)  executed by Debtor and payable to the order of Lender (as such promissory note may be amended, modified or restated from time to time, the “Revolving Credit Note”)).

(p)                                 “Permitted Encumbrances” means the following encumbrances: (i) liens for taxes, assessments or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii)  liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 1(p), without giving effect to any extensions or renewals thereof; (iii) liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; and (iv) liens in favor of Lender.

(q)                                 “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

(r)                                    “Pledged Funds” means the undisbursed sums deposited with Lender pursuant to this Agreement, including the Deposit, the Collateral Account, interest (whether now or hereafter accruing), additional deposits made to the Collateral Account and proceeds thereof and all investments made by Lender from time to time of such sums so deposited and such income and proceeds.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Debtor and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

2.                                      Credit Facility.

(a)                                 Establishment of Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor under a credit facility (the “Revolving Credit Facility” or “Credit Facility”) an aggregate sum not to exceed the lesser of: (i) an amount equal to the Borrowing Base; or (ii) FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (subject to reduction as provided herein, the “Maximum Amount”), on a revolving basis from time to time during the period commencing on the date hereof and continuing until the earlier of: (x) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; or (y) SEPTEMBER 30, 2020 (the earlier of such dates being the “Revolving Credit Maturity Date”).  Debtor may permanently reduce the Maximum Amount at any time, and from time to time, by notice to Lender specifying the amount of such reduction and thereafter Lender shall have no further obligation to make Loans in excess of such reduced amount; provided that Debtor may not reduce the Maximum Amount to an amount less than the then-outstanding Loans.  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds lesser of the Maximum Amount or the Borrowing Base, such amounts shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Loan and shall bear interest at the Rate as set forth in the Revolving Credit Note and be secured by this Agreement.  Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Revolving Credit Facility up to the Revolving Credit Maturity Date.

(b)                                 Certain Defined Terms Relating to the Credit Facility.  With respect to Loans under Revolving Credit Facility, the following terms shall have the following meanings:

(i)                                     “Borrowing Base” means, as of any date, a sum equal to: (a) EIGHTY PERCENT (80.00%) of the amount of Debtor’s Eligible Accounts (as hereinafter defined); plus (b) ONE HUNDRED PERCENT (100%) of the amount of the Revolving Line Deposit then on deposit with Lender in the Collateral Account; provided, however, Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its reasonable credit judgment with respect to Debtor’s Eligible Accounts.

(ii)                                  “Eligible Accounts” means, at any time, all accounts receivable of Debtor, created in the ordinary course of business that are acceptable to the Lender in its sole discretion and satisfy the following conditions:

(1)                                 The account complies with all applicable laws, rules, and regulations.

(2)                                 The account has not been outstanding for more than NINETY (90) days past the original date of invoice.

(3)                                 The account does not represent a commission and the account was created under an enforceable contract in connection with (A) the sale of goods by Debtor in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (B) the performance of services by Debtor in the ordinary course of business and such account was created in accordance with the terms of the contract between Debtor and the account debtor and accepted by the account debtor.

(4)                                 The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis.

(5)                                 Debtor has good and indefeasible title to the account and the account is not subject to any lien except liens in favor of the Lender.

(6)                                 The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by Debtor to the Lender in and to such account.

(7)                                 The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment.

(8)                                 The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs.

(9)                                 The account is not evidenced by chattel paper or an instrument.

(10)                          No default exists under the account by any party thereto.

(11)                          The account debtor has not returned or refused to retain, or otherwise notified Debtor of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose.

(12)                          The account is not owed by a subsidiary, employee, agent, officer, director or equity holder of Debtor, an Affiliate of any of the foregoing or an Affiliate of Debtor.

(13)                          The account is payable in U.S. Dollars by the account debtor.

(14)                          The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America.

(15)                          The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with.

(16)                          The account shall be ineligible if more than TWENTY-FIVE PERCENT (25.00%) of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to Debtor are more than NINETY (90) days past the dates of their original invoices.

(17)                          The account shall be ineligible to the extent the aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates exceeds TWENTY-FIVE PERCENT (25.00%) of all accounts owed by all of Debtor’s account debtors.

(18)                          The account is otherwise acceptable in the sole discretion of the Lender.

The amount of the Eligible Accounts owed by an account debtor to Debtor shall be reduced by the amount of all “contra accounts” and other obligations owed by Debtor to such account debtor.  In the event that Lender, at any time in its reasonable discretion, determines that the dollar amount of Eligible Accounts collectable by Debtor is reduced or diluted  as a result of discounts or rebates granted by Debtor, returned, rejected or disputed goods or services, or such other reasons or factors as Lender deems applicable, Lender may reduce or otherwise modify the percentage of Eligible Accounts included within Borrowing Base, and/or reduce the dollar amount of Debtor’s Eligible Accounts by an amount determined by Lender in its reasonable discretion.

(c)                                  Intentionally Deleted.

(d)                                 Funding.  Lender reserves the right to require not less than ONE (1) Business Day prior notice of each Loan under the Revolving Credit Facility, specifying the aggregate amount of such Loan together with any documentation relating thereto as Lender may reasonably request; including, but not limited to, a Borrowing Base report.  Debtor shall give Lender notice of each Loan under the Revolving Credit Facility by no later than 1:00 p.m. (Dallas, Texas time) on the date provided herein.  Lender at its option may accept telephonic requests for such Loan, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Loan under this section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Loan to a third party designated by Debtor.

(e)                                  Use of Proceeds.  The Loans under the Revolving Credit Facility shall be used by Debtor solely for business operations.

(f)                                   Intentionally Deleted.

3.                                      Promissory Notes, Rate and Computation of Interest.  The Revolving Credit Facility shall be evidenced by the Revolving Credit Note.  Interest on each Note shall accrue at the rates set forth therein.  The principal of and interest on each Note shall be due and payable in accordance with the terms and conditions set forth in such Note and in this Agreement.

4.                                      Collateral.

(a)                                 Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence. Without limiting the foregoing, as collateral security for the timely and complete payment when due of the Revolving Line of Credit Note, Debtor hereby pledges and hypothecates to Lender the Deposit, the Collateral Account, and the Pledged Funds and assigns, grants, and transfers to Lender a continuing security interest in the Deposit, the Collateral Account and the Pledged Funds.

(b)                                 Additional Documents.  To secure full and complete payment and performance of the Indebtedness, Debtor shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Lender covering the Collateral.  Debtor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, Debtor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem necessary to remedy said errors or mistakes.  Debtor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.  Debtor’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

(c)                                  Setoff.  If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to Debtor or entity (and Debtor hereby WAVIES any such notice), any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Debtor whether or not the Indebtedness is then due.  Debtor hereby grants to Lender as lien and security interest in all deposit accounts of Debtor with Lender.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.  If an Event of Default has occurred, then Lender may at its sole option disburse funds from the Collateral Account notwithstanding any contrary instructions or assertions made by Debtor.  Lender agrees to use reasonable efforts to promptly notify Debtor after any such set-off and application, provided that failure to give or delay in giving any such notice shall not affect the validity of such set-off and application or impose any liability on Lender.

(d)                                 Satisfaction of Indebtedness.  Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Credit Facility have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.  Provided Debtor is not in default of its obligations under the Loan Documents, prior to the Revolving Credit Maturity Date, Debtor may elect to terminate Lender’s commitment to make Loans under the Credit Facility by providing written notice of such election and by paying all outstanding principal, accrued interest and all other amounts owed to Lender as of such termination date and thereafter Lender shall provide a release of its security interests in the Collateral granted under the Loan Documents.

(e)                                  Collateral Account, Deposit and Pledged Funds. Lender shall have sole dominion and control over the Pledged Funds.  Debtor shall have no right of withdrawal or to direct withdrawal from the

Collateral Account, which shall be held and administered by Lender as a collateral account for the benefit of Lender.  Debtor shall have no rights or powers with respect to, or control over, the Pledged Funds or any part thereof except the right to require Lender to administer the Collateral Account in compliance with law and this Agreement for the benefit of Lender; provided, that if (x) no Event of Default has then occurred and is continuing and (y) the Pledged Funds then exceed the Maximum Amount, Lender shall release the excess to Debtor.  Debtor shall have no right to withdraw or direct the withdrawal of the Pledged Funds.  If an Event of Default shall have occurred and be continuing, Lender may direct the application of the Pledged Funds without any need for any concurrence, approval, consent, or confirmation by Debtor. Without limiting any other rights Lender shall have with respect to the Deposit, Collateral Account or Pledged Funds, Lender shall have, with respect to the Collateral Account and the Pledged Funds, all rights and remedies of a secured party under Article 9 of the Code and other applicable laws. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing all funds, including interest thereon, on deposit in the Collateral Account shall constitute collateral security for payment of the Indebtedness and may be applied by Lender in such manner and order as shall be determined by Lender, to the Indebtedness or otherwise as determined by Lender without any need for any concurrence, approval, consent, or confirmation by Debtor. Lender’s rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have. Any interest, earnings, or income earned or accrued on the Pledged Funds shall constitute part of the Pledged Funds.  Such earnings shall constitute income of Debtor.  Debtor certifies, represents, and warrants that: (a) the Internal Revenue Service has not notified Debtor that Debtor is subject to backup withholding; and (b) Debtor’s employer identification number is as stated below Debtor’s signature. Without the prior written consent of Lender (which may be withheld in Lender’s sole and absolute discretion), Debtor shall not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Funds, or any interest therein, nor will it create, incur or permit to exist any pledge, lien, deed of trust, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Funds, or any interest therein, except for the security interest provided for by this Agreement. Debtor shall defend Lender’s right, title and security interest in and to the Pledged Funds against the claims and demands of all persons whatsoever. Debtor shall pay all reasonable out-of-pocket expenses that Lender incurs, including reasonable attorneys’ fees, in connection with the maintenance and operation of the Collateral Account in accordance with this Agreement.

5.                                      Conditions Precedent.

(a)                                 Initial Loan.  The obligation of Lender to make the initial Loan under the Credit Facility, is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance satisfactory to Lender:

(i)                                     Resolutions.  Resolutions of the governing body of Debtor certified by an authorized officer or representative of Lender which authorize the execution, delivery, and performance of the Loan Documents that Lender is a party to;

(ii)                                  Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative of Debtor certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which Debtor that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii)                               Constituent Documents.  The Constituent Documents of Debtor that is not a natural Person certified to Lender as being true and correct as of the date of this Agreement;

(iv)                              Loan Documents.  The Loan Documents executed by Debtor;

(v)                                 Fees and Expenses.  Evidence that the costs and expenses of Lender (including reasonable attorneys’ fees) and all fees owing to Lender, shall have been paid in full by Debtor;

(vi)                              Other Matters.  Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b)                                 All Loans.  The obligation of Lender to make any Loan shall be subject to the following additional conditions precedent:

(i)           Request for Loan.  Lender shall have received in accordance with this Agreement, a request for a Loan in form and content satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of Debtor;

(ii)        No Event of Default, Etc.  No Event of Default, event which with the passage of time and/or notice would be an Event of Default, or event which would reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Loan; and

(iii)     Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date.

6.                                      Representations and Warranties.  Debtor hereby represents and warrants, and upon each request for a Loan represents and warrants to Lender as follows:

(a)                                 Existence.  Debtor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.  Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.  The federal tax identification number and state organizational number for Debtor are set forth below:

Federal Tax Identification Number	State Filing Number
74-2095844	0051318400

(b)                                 Binding Obligations.  The execution, delivery, and performance of the Loan Documents by Debtor have been duly authorized by all necessary action by Debtor, and constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)                                  No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon Debtor,  (2) any law, governmental regulation, court decree or order applicable to Debtor, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon Debtor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any property of Debtor except as may be expressly contemplated in the Loan Documents.

(d)                                 Financial Condition.  Each financial statement of Debtor supplied to Lender truly discloses and fairly presents such Person’s financial condition as of the date of each such statement.  There has been no material adverse change in such financial condition or results of operations of Debtor subsequent to the date of the most recent financial statement supplied to Lender.

(e)                                  Operation of Business.  Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor and is not in violation of any valid rights of others with respect to any of the foregoing, except any violations that would not reasonably be expected to have a Material Adverse Effect.

(f)                                   Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Debtor, threatened against or affecting Debtor that would, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against Debtor.

(g)                                  Rights in Properties; Liens.  Debtor has good and marketable title to or valid leasehold interests in its properties and assets, including the properties and assets reflected in the financial statements provided to Lender, and none of the Collateral is subject to any lien, except Permitted Encumbrances. When financing statements have been filed in the Texas Secretary of State’s Office against Debtor with respect to any Collateral, Lender will have a fully perfected first priority security interest in that portion of the Collateral in which a security interest may be perfected by filing, subject only to any Permitted Encumbrances.  No filing, recordation, registration or declaration with or notice to any person or entity (other than Lender) is required in connection with execution, delivery and performance of this Agreement by Debtor or in order to preserve or perfect the first priority lien and charge intended to be created hereunder on the Pledged Funds. Lender has “control” of the Pledged Funds within the meaning of Code Section 9-104.

(h)                                 Disclosure.  No statement, information, report, representation, or warranty made by Debtor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to Debtor which would reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Lender.

(i)                                     Agreements.  Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which would reasonably be expected to have a Material Adverse Effect.  Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(j)                                    Compliance with Laws.  Debtor is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which would reasonably be expected to have a Material Adverse Effect.

(k)                                 Taxes; Governmental Charges.  Debtor has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(l)                                     Security Interest.  Debtor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances.  This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness.

(m)                             Location.  Debtor’s chief executive office and the office where the records concerning the Collateral are kept are at its address set forth on the signature page hereof.

(n)                                 Solvency.  On the Closing Date and on the date of each Loan, Debtor will be and after giving effect to the requested Loan, will be, solvent.

7.                                      Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

(a)                                 Payment of Obligations.  Debtor will pay its obligations, including tax liabilities, that, if not paid, could become a lien on any of its property, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(b)                                 Maintenance and Conduct of Business.  Debtor will (i) keep, maintain and preserve all property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business, and (iii) engage in an efficient and economical manner in a business of the same general type and within Debtor’s powers under Constituent Documents.

(c)                                  Books and Records; Inspection Rights.  Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(d)                                 Insurance.  Debtor will maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed reasonably necessary.  Debtor will, at its own expense, maintain insurance with respect to all Collateral in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Lender from time to time.  Each policy of insurance maintained by Debtor shall (i) name Debtor and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by Debtor, (iii) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (iv) provide prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer’s commercial practices as adopted from time to time.  Debtor will deliver to Lender original or duplicate policies of such insurance.  Debtor will also, at the request of Lender, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Lender and applied by Lender in accordance with the Loan Documents, provided, however, that so long as no Event of Default or event which with notice and/or the passage of time would be an Event of Default exists, Debtor may use such insurance payments for the repair or replacement of such lost or damaged property.

(e)                                  Compliance with Laws.  Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)                                   Compliance with Agreements.  Debtor will comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties or business.

(g)                                  Notice of Indebtedness.  Debtor will promptly inform Lender of the creation, incurrence or assumption by Debtor of any actual or contingent liabilities not permitted under this Agreement.

(h)                                 Notices of Material Events.  Debtor will furnish to Lender prompt written notice of the following:

(i)   the occurrence of any Event of Default;

(ii)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Debtor thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)                               any and all material adverse changes in Debtor’s condition and all claims made against Debtor that would materially affect the financial condition of Debtor.

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of Debtor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(i)                                     Ownership and Liens.  Debtor will maintain good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances.  Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances.  Debtor will defend at its expense Lender’s right, title and security interest in and to the Collateral against the claims of any third party.

(j)                                    Accounts.  Debtor will, except as otherwise provided herein, collect, at Debtor’s own expense, all amounts due or to become due under each of the accounts.  In connection with such collections, Debtor may and, at Lender’s direction, will take such action not otherwise forbidden herein as Debtor or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of the accounts.  Debtor will also duly perform and cause to be performed all of its material obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each account.  Debtor also covenants and agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with law relating to the assignment of the accounts.

(k)                                 Fundamental Change.  Debtor will not (i) make any material change in the nature of its business as carried on as of the date hereof, (ii) liquidate, merge or consolidate with or into any other Person, or (iii) make a change in organizational structure or the jurisdiction in which it is organized, unless it has provided Lender with THIRTY (30) days prior written notice.

(l)                                     Loans.  Debtor will not make loans or guarantee any obligation of any other Person or entity other (i) than loans or advances to employees of Debtor not to exceed FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in the aggregate outstanding at any time, including such loans and advances outstanding on the Closing Date, (ii) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor, and (iii) bridge loans (not to exceed a term of ONE (1) year) to Persons who are an acquisition candidate of Debtor not to exceed in the aggregate FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).

(m)                             Transactions With Affiliates.  Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except in the ordinary course of and pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable arm’s-length transaction with a Person or entity not an Affiliate of Debtor.

(n)                                 Transfer or Encumbrance.  Debtor will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, or (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral other than the Permitted Encumbrances.

(o)                                 Impairment of Security Interest.  Debtor will not take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral.

(p)                                 Compromise of Collateral.  Debtor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall terminate following written notice from Lender upon the occurrence and during the continuation of an Event of Default.  Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Lender may reasonably request from time to time.

(q)                                 Change In Control.  Debtor shall not permit any change in Control of Debtor, whether by sale, acquisition, merger or otherwise, unless Lender has been given FIFTEEN (15) days prior written notice of such event and has given its written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such event.

(r)                                    No Additional Debt.  Debtor will not incur, create, assume, or permit to exist, any borrowed money Debt other than Debt to Lender and the Permitted Debt listed on Exhibit 7(r) attached hereto and incorporated herein by reference.

(s)                                   Primary Depository Bank.  Debtor shall use Lender as its primary depository institution and shall keep its primary gross receipts and deposits in accounts held by Lender.

(t)                                    Unused Line Fee.  On the 1st day of each calendar quarter, Debtor shall pay to Lender, in arrears, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.10% per annum times the amount by which the result of (i) the Maximum Amount, less (ii) the Revolving Line Deposit then on deposit with Lender, exceeded the actual daily outstanding principal balance of the Loans during the immediately preceding calendar quarter, as determined in Lender’s sole discretion, absent manifest error. The Unused Line Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed.

8.                                      Financial Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and Lender has no further commitment to lend under the Credit Facility:

(a)                                 Liabilities to Tangible Net Worth.  Debtor will maintain, as of the last day of each calendar quarter, a ratio of (i) total liabilities (as determined by GAAP) minus Subordinated Debt, to (ii) Tangible Net Worth plus Subordinated Debt, of not greater than 1.00 to 1.00 (as of the end of each calendar quarter).  “Subordinated Debt” means any indebtedness owing by Debtor which has been subordinated by written agreement to all indebtedness now or hereafter owing by Debtor to Lender, such agreement to be in form and substances acceptable to Lender, and subject to Lender’s approval of any additional borrowed money Debt required under Section 7(r) of this Agreement.  “Tangible Net Worth” means, as of any date, all amounts which, in conformity with GAAP, would be included in shareholders’ equity on the balance sheet of the Debtor; provided, however, there shall be excluded therefrom: (a) any amount of equity of Debtor which appears as an asset on the balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademark, trade names, and copyrights, (d) loans and advances to any stockholder, director, officer, or employee of Debtor, (e) all other assets which are properly classified as intangible assets, and (f) deferred expenses, provided, however, that any expenses incurred by Debtor on behalf of Debtor’s client(s) that are owed by Debtor’s client(s) to Debtor shall be excluded from and will not be considered deferred expenses for the purposes of determining Tangible Net Worth.

(b)                                 Current Ratio.  Debtor will maintain, as of the last day of each calendar quarter, a ratio of current assets (as determined by GAAP) to current liabilities (as determined by GAAP) of at least 1.50 to 1.00.

(c)                                  Tangible Net Worth.  Debtor will maintain, as of the end of each calendar quarter, a Tangible Net Worth of not less than SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00).

As soon as available and in any event within FORTY-FIVE (45) days of the end of each calendar quarter, Debtor shall provide Lender with a certificate of compliance showing in reasonable detail compliance with the financial covenants set forth in this Section, together with such supporting information as Lender may reasonably require.

9.                                      Reporting Requirements.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will furnish or cause to be furnished the following:

(a)                                 Quarterly Financial Statements.  As soon as available, and in any event within FORTY-FIVE (45) days after the end of each calendar quarter, financial statements to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such calendar quarter all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by an appropriate officer of Debtor (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year end adjustments), and (ii) as having been prepared in accordance with GAAP.

(b)                                 Annual Financial Statements.  As soon as available and in any event within NINETY (90) days after the end of each fiscal year, a financial statement to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing satisfactory to the Lender.

(c)                                  Notice of Default and Events of Default.  As soon as possible and in any event within FIVE (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Debtor with respect thereto.

(d)                                 Accounts Receivable Aging.  As soon as available, and in any event within TWENTY (20) days after the end of each calendar month, an account receivable aging, classifying Debtor’s accounts receivable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, and in such form and detail as Lender shall require, certified by the chief financial officer of Debtor.

(e)                                  Borrowing Base.  As soon as available and in any event within TWENTY (20) days after the end of each calendar month or more often as may be required by Lender, a Borrowing Base report in form and content satisfactory to Lender in its reasonable discretion.

(f)                                   General Information.  Debtor shall promptly deliver such other information concerning Debtor as Lender may request.

10.                               Rights of Lender.  Lender shall have the rights contained in this Section at all times that this Agreement is effective.

(a)                                 Financing Statements.  Debtor hereby authorizes Lender to file, without the signature of Debtor, one or more financing or continuation statements, and amendments thereto, relating to the Collateral. Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (1) as all assets of Debtor or words of similar effect; regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.

(b)                                 Power of Attorney.  Debtor hereby irrevocably appoints Lender as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem necessary or appropriate to accomplish the purposes of this Agreement.

(c)                                  Performance by Lender.  If Debtor fails to perform any agreement or obligation provided for in any Loan Document, Lender may itself perform, or cause performance of, such agreement or obligation, and the expenses of Lender incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

(d)                                 Debtor’s Receipt of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other property of Debtor and shall be forthwith delivered to Lender in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

(e)                                  Notification of Account Debtors.  Lender may at its reasonable discretion from time to time during the continuation of an Event of Default notify any or all obligors under any accounts (i) of Lender’s security interest in such accounts and direct such obligors to make payment of all amounts due or to become due to Debtor thereunder directly to Lender, and (ii) to verify the accounts with such obligors.  Lender shall have the right, at the expense of Debtor, to enforce collection of any such accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtor.

11.                               Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 Payment Default.  The failure, refusal or neglect of Debtor to pay when due any part of the principal of, or interest on the Indebtedness owing to Lender by Debtor from time to time and such failure, refusal or neglect shall continue unremedied for a period of TEN (10) days from the date such payment is due.

(b)                                 Performance or Warranty Default.  The failure of Debtor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents other than with respect to a payment default as set forth in Section 11(a), which is curable and which is not cured within THIRTY (30) days following written notice from Lender to Debtor; provided, that (i) if such default cannot be cured within THIRTY (30) days, (ii) Debtor has, within such period, taken such actions as deemed reasonably necessary and appropriate by Lender to cure such default, and (iii) Debtor shall continue to diligently pursue such actions, such cure period shall be extended for an additional period of THIRTY (30) days.

(c)                                  Representations.  Any representation contained herein or in any of the other Loan Documents made by Debtor is false or misleading in any material respect.

(d)                                 Default Under Other Indebtedness.  The occurrence of any event which results in the acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) owing by Debtor to any third party under any agreement or understanding.

(e)                                  Insolvency.  If Debtor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within SIXTY (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within SIXTY (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of SIXTY (60) days any attachment, sequestration or similar writ levied upon any property of it.

(f)                                   Judgment.  The entry of any judgment against Debtor or the issuance or entry of any attachments or other liens against any of the property of Debtor for an amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g)                                  Action Against Collateral.  The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h)                                 Action of Lien Holder.  The holder of any lien or security interest in the Collateral (without hereby implying the consent of Lender to the existence or creation of any such lien or security interest on the Collateral), other than the Lender, declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(i)                                     Material Adverse Effect.  Any event shall have occurred or is continuing which shall have had a Material Adverse Effect, and the same is not cured within THIRTY (30) days following written notice from Lender to Debtor.

(j)                                    Loan Documents.  The Loan Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral; or (ii) to be in full force and effect or shall be declared null and void.  The validity of enforceability the Loan Documents shall be contested by Debtor or any other Person party thereto or Debtor shall deny it has any further liability or obligation under the Loan Documents.

(k)                                 Change in Control.  Any Person shall obtain Control of Debtor (other than Persons having Control of Debtor as of JUNE 30, 2015).

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

12.                               Remedies and Related Rights.  If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a)                                 Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, and (ii) Lender may, at its option, cease further advances and Loans under the Note and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Subsection 11(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor.  All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b)                                 Other Remedies.  Lender may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i)   Exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

(ii)                                  Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(iii)                               Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv)                              Sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v)                                 Buy the Collateral, or any portion thereof, at any public sale;

(vi)                              Buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii)                           Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(viii)                        At its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise.

Debtor agrees that in the event Debtor is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Debtor’s address set forth on the signature page hereof, TEN (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)                                  Application of Proceeds.  If any Event of Default shall have occurred, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

(i)   to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii)                                  to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)                               to the satisfaction of the Indebtedness;

(iv)                              by holding such cash and proceeds as Collateral;

(v)                                 to the payment of any other amounts required by applicable law; and

(vi)                              by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(d)                                 License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, Debtor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.  In addition, Debtor hereby irrevocably agrees that Lender may, following the occurrence and during the continuance of an Event of Default, sell any of Debtor’s inventory directly to any Person, including without limitation Persons who have previously purchased Debtor’s inventory from Debtor and in connection with any such sale or other enforcement of Lender’s rights under this Agreement, may sell inventory which bears any trademark owned by or licensed to Debtor and any inventory that is covered by any copyright owned by or licensed to Debtor and Lender may finish any work in process and affix any trademark owned by or licensed to Debtor and sell such inventory as provided herein.

(e)                                  Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is legally entitled, Debtor (unless otherwise provided) shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

(f)                                   Non-Judicial Remedies.  In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process.  Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.  Nothing herein is intended to prevent Lender or Debtor from resorting to judicial process at either party’s option.

(g)                                  No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(h)                                 Equitable Relief.  Debtor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender.  Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.                               Indemnity.  Debtor hereby indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which may be imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents).  WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON, EXCEPT TO THE LIMITED EXTENT THE CLAIMS AGAINST AN INDEMNIFIED PERSON ARE PROXIMATELY CAUSED BY SUCH INDEMNIFIED

PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  If Debtor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as (a) a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct, or (b) Lender has expressly agrees in writing with Debtor that such Claim is proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

14.                               Limitation of Liability.  Neither the Lender nor any officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and Debtor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Debtor in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Debtor hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

15.                               No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Debtor or any of Debtor’s equity holders or any other Person.

16.                               Lender Not Fiduciary.  The relationship between Debtor and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Debtor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Debtor and Lender to be other than that of debtor and creditor.

17.                               Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by Debtor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

18.                               Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Debtor, and their respective successors and assigns, provided, however, that Debtor may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

19.                               Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the THIRD (3rd) day after deposit in a depository receptacle under the care and custody of the United States Postal Service.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

20.                               Construction; Venue; Service of Process.  The Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where Lender’s address set forth on the signature page hereof is located (the “Venue Site”).  Any action or proceeding against Debtor under or in connection with any of the

Loan Documents may be brought in any state or federal court within the Venue Site.  Debtor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Debtor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement.  Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Debtor or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by Debtor against Lender shall be brought only in a court located in the Venue Site.

21.                               Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

22.                               Expenses.  Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) the drafting and execution of the Loan Documents and the transactions contemplated therein, (b) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (c) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

23.                               Participation of the Loans.  Debtor agrees that Lender may, at its option, sell interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Debtor to each perspective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior to disclosing Debtor’s confidential information.

24.                               Conflicts.  Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

25.                               Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

26.                               Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

27.                               Certain Acknowledgements.  Debtor hereby acknowledges and agrees that there are no defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever to or against Lender or the terms and provisions of or the obligations of Debtor under the Original Loan Agreements and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining thereto, and that Debtor has no right to seek affirmative relief or damages of any kind or nature from Lender.  To the extent any such defenses, counterclaims, offsets, cross-complaints, claims, demands or rights exist, Debtor hereby waives, and hereby knowingly and voluntarily releases and forever discharges Lender and its predecessors, officers, directors, agents, attorneys, employees, successors and assigns, from all possible claims, demands, actions, causes of action, defenses, counterclaims, offsets, cross-complaints, damages, costs, expenses and liabilities whatsoever, whether known or unknown, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted legal counsel with respect thereto.

28.                               Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN

DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

29.                               Patriot Act Notice.  Lender hereby notifies Debtor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the “Act”), that Lender is required to obtain, verify and record information that identifies Debtor, which information includes the name and address of Debtor and other information that will allow such Lender to identify Debtor in accordance with the Act.

30.                               Disclosure Relating to Collateral Protection Insurance.  As of the date of this disclosure, Debtor and Lender have or shall have consummated a transaction pursuant to which Lender has agreed to make Loans to Debtor.  Debtor has pledged Collateral to secure the Indebtedness in accordance with the Loan Documents.  This notice relates to Debtor’s obligations with respect to insuring the Collateral against damage.  To this end, Debtor must do the following:

(a)                                 Keep the Collateral insured against damage in the amount equal to the Indebtedness or as otherwise required by the Loan Documents;

(b)                                 Purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer;

(c)                                  Name Lender the person to be paid under the policy in the event of loss; and

(d)                                 Deliver to Lender a copy of the policy and proof of the payment of premiums.

Lender may obtain collateral protection insurance on behalf of Debtor at Debtor’s expense if Debtor fails to meet any of the foregoing requirements.

31.                               Intentionally Deleted.

32.                               Notice of Final Agreement.  It is the intention of Debtor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Debtor and Lender warrant and represent that the entire agreement made and existing by or among Debtor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, Debtor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

AGREED as of the date first written above.

LENDER:		ADDRESS:

DOMINION BANK		17304 Preston Road, Suite 430
Dallas, TX 75252
By:	/s/ Brad North	Attention: Stephanie Baird Velasquez
Name:	Brad North
Title:	Senior Vice President

With copies of notices to:		Liechty, McGinnis, Berryman & Bowen, LLP
11910 Greenville Avenue, Suite 400
Dallas, Texas 75243
Attention: Kristy K. Bowen, Esq.

DEBTOR:		ADDRESS:

DAWSON GEOPHYSICAL COMPANY		508 West Wall Street, Suite 800
Midland, TX 79701
By:	/s/ James K. Brata	Attention: James K. Brata
Name:	James K. Brata
Title:	Executive Vice President — Chief Financial Officer

With copies of notices to:		Baker Botts L.L.P.
2001 Ross Ave., Suite 900
Dallas, Texas 75201
Attention: Grant Everett, Esq.

SCHEDULE 1(p)

TO

LOAN AND SECURITY AGREEMENT

Existing Liens

None

SCHEDULE 7(r)

TO

LOAN AND SECURITY AGREEMENT

Permitted Debt

None